Exhibit 99.1

iMedia Brands Announces Preliminary Q1 Results in Line with Previous Guidance

Reconfirms Full-Year 2022 Guidance

MINNEAPOLIS, May 16, 2022 (GLOBE NEWSWIRE) – iMedia Brands, Inc. (“iMedia”) (NASDAQ: IMBI, IMBIL) today announced its preliminary Q1 financial results are in-line with its previously provided guidance and reconfirmed its full-year 2022 guidance previously provided on March 22, 2022.

“Our focus on the fundamentals of our business again delivered strong financial results for the quarter,” said Tim Peterman, CEO of iMedia. “On a daily basis we make important decisions based on our customers, the economy, the competition and our internal capabilities and resources. I’m proud to provide a few key results of our efforts.”

Q1 2022 Preliminary Results. We anticipate reporting net sales between $154 and $157 million, which is a 35% to 38% growth over the same prior year period, and in line with the approximate $156 million estimate we provided on March 22, 2022. We anticipate reporting adjusted EBITDA of between $8.5 and $9.5 million, which is a 10% to 11% increase over the same prior year period, and in line with the approximate $9 million previously estimated on March 22, 2022. We anticipate reporting a net loss of between $12.3 to $11.9 million, as compared to the $3.3 million net loss for the same prior year period.

Full-Year 2022 Outlook: We reconfirm our full-year guidance previously provided on March 22, 2022. We anticipate reporting net sales of approximately $675 to $725 million, which is a 23% to 32% growth over the same prior year period. We anticipate reporting adjusted EBITDA of approximately $50 to $60 million, which is a 20% to 44% increase over the same prior year period, and we anticipate reporting positive quarterly earnings per share beginning in the back half of the year.

Q1 2022 Earnings Release Date: As announced May 4, 2022, we will hold a conference call and webcast on Tuesday, May 24, at 8:30 a.m. Eastern time to discuss its financial results for the first quarter ended April 30, 2022. The Company will report its financial results in a press release prior to the conference call.

•	Date: Tuesday, May 24, 2022
•	Time: 8:30 a.m. Eastern time (7:30 a.m. Central time)
•	U.S. dial-in number: 1-877-407-9039
•	International dial-in number: 1-201-689-8470
•	Conference ID: 1372 9848
•	Webcast link: iMedia Brands 1Q earnings webcast

The conference call and webcast will be broadcast live and available for replay via the investor relations section of the iMedia Brands website at www.imediabrands.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through June 7, 2022.

•	Toll-free replay number: 1-844-512-2921
•	International replay number: 1-412-317-6671
•	Replay ID: 1372 9848

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; one-time customer concessions; restructuring costs; non-cash impairment charges and write downs; transaction, settlement, and integration costs, net; rebranding costs; and non-cash share-based compensation expense. The Company has included the “adjusted EBITDA” measure in its EBITDA reconciliation in order to adequately assess the operating performance of its television and online businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that the adjusted EBITDA measure allows investors to make a meaningful comparison between its business operating results over different periods of time with those of other similar companies. In addition, management uses adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. EBITDA and adjusted EBITDA are both non-GAAP measures and should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to adjusted EBITDA in this release.

IMEDIA BRANDS, INC.

AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Range for the three month
	period ending April 30, 2022
Net Loss	$(12,334)	$(11,884)
Adjustments:
Television Broadcast Rights Amortization	7,922	7,922
Depreciation and Amortization, other	3,577	3,877
Television Broadcast Rights Liability Interest	1,319	1,319
Other Interest, net	4,436	4,536
Tax	16	16

EBITDA (as defined)	$4,937	$5,787

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$4,937	$5,787
Transaction, Settlement and Integration costs, net	751	901
Inventory Impairment	400	400
Non-Cash Share-Based Comp	985	985
Restructuring Costs	1,427	1,427

EBITDA, as adjusted	$8,500	$9,500

About iMedia Brands, Inc.

iMedia Brands, Inc. is a leading interactive media company capitalizing on the convergence of entertainment, ecommerce, and advertising. The company owns a growing, global portfolio of entertainment, consumer brands and media commerce services businesses that cross promote and exchange data with each other to optimize their consumer engagement experiences and to position the company as the leading single-source partner to television advertisers and consumer brands seeking to entertain and transact with customers. iMedia’s common stock is traded on the NASDAQ Global Market stock exchange under the ticker IMBI. iMedia’s 8.5% bonds are also publicly traded on the NASDAQ Global Market under the ticker IMBIL and pay holders 8.5% interest quarterly in arrears on March 31, June 30, September 30, and December 31.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking statements.” Any statements contained herein that are not statements of historical fact, including statements regarding our financial outlook and guidance, the securities offering and the anticipated use of net proceeds, are forward-looking. The Company often uses words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to), risks and uncertainties associated with market conditions and the timing, size and completion of this offering and the risks identified under Item 1A (Risk Factors) in the Company’s most recently filed Form 10-K and any additional risk factors identified in its periodic reports since the date of such Form 10-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investors:

Ken Cooper

kcooper@imediabrands.com

(952) 943-6119

Media:

press@imediabrands.com

(952) 943-6125

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